                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE                               CONTACT:
                                                    Kevin Barnett (614) 870-5603

            CORE MATERIALS CORPORATION REVISES ANNUAL SALES FORECAST

Columbus, Ohio - March 8, 2001 - Core Materials Corporation announced today that it is downwardly adjusting its annual sales forecast due to the decision of a customer to move its business to an alternative manufacturer, according to James
L. Simonton, president and chief executive officer. The company now expects its 2001 sales to range between $70,000,000 and $75,000,000 due to the loss of this customer and continuing low truck production volumes. Net sales for Core Materials in 2000 totaled $83,540,000.

Case\New Holland, which represented $8.4 million in annual sales in 2000, recently informed the company that it will phase its production to another supplier beginning in March, 2001, with a complete re-sourcing by the end of May, 2001.

"We are still comfortable with our earlier guidance that we expect the company to return to profitability in the second quarter of this year and for the full year of 2001," Simonton said. "While this event will cause revenues to decrease in 2001, we expect to resume growing as macroeconomic conditions improve and as we begin to realize revenues from new customers such as Lear Corporation."

Core Materials previously announced an agreement with Lear, a Tier I supplier of automotive interiors, to provide sheet molding composite (SMC) manufacturing products for three new sport utility / pick-up truck models. The business relationship could ultimately provide approximately $25 million in annual revenues if the planning volumes provided by Lear are achieved. Core Materials began production for Lear in February and expects production to ramp up late in the second quarter. This relationship represented the first major automotive manufacturing customer for Core Materials.

Core Materials Corporation (AMEX: CME) is a compounder and compression molder of sheet molding composites (SMC). The company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including transportation, marine, agricultural and commercial and industrial products. Core Materials, with its headquarters in Columbus, Ohio, operates plants in Columbus and Gaffney, South Carolina.

                                       ###

This press release contains certain "forward-looking statements" which involve certain risks and uncertainties. Core Materials' actual results may differ significantly from those discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to: business conditions in the plastics, transportation, recreation and consumer products industries, the general economy, competitive factors, the dependence on two major customers, the recent efforts of Core Materials to expand its customer base, new technologies, regulatory requirements, labor relations, the loss or inability to attract key personnel, ramp up of the Company's South Carolina facility, construction delays, the availability of capital and management's decision to pursue new products or businesses which involve additional cost risks or capital expenditures.


                                        4